EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT is made and entered into as of the 2 day of June,
1997, by and between NEWCARE HEALTH CORPORATION, a Nevada Corporation, hereinafter sometimes referred to as "EMPLOYER" and James H. Sangreget hereinafter sometimes referred to as "EMPLOYEE".

     WHEREAS, the EMPLOYER has offered and the EMPLOYEE has accepted employment upon certain terms and conditions; and

     WHEREAS, the parties desire to reduce the employment agreement in writing;

NOW, THEREFORE, IT IS MUTUALLY AGREED AS FOLLOWS:

                      W I T N E S S E T H :

                            ARTICLE I.
                         DUTIES AND TERM

     FOR AND IN CONSIDERATION of Ten ($10.00) Dollars, and other good and valuable considerations exchanged between the parties, receipt of which is hereby acknowledged,

     The EMPLOYER does hereby employ the EMPLOYEE for a term of three (3) years to commence on the first day of June 1997, and to continue thereafter unless sooner terminated as provided hereinafter below.

     THE EMPLOYEE shall serve in a capacity with the EMPLOYER as Chief
Financial
Officer, or such other office as may be designated from time to time by the Corporation's Board of Directors. The EMPLOYEE shall devote his full time, undivided attention and full business efforts to his duties as an employee of the
Corporation which shall include but are not limited to the following:

     (a) Hire, train and employ all employees under him as may be required on behalf of the Corporation for the Corporation to conduct its business in an orderly fashion;

     (b) Maintain physical responsibility by keeping or cause to be kept all necessary financial books and records of the corporation in a customary and orderly fashion;

     (c) To report to the Corporation's executives or Board as from time to time shall be directed to the EMPLOYEE;

     (d) To be a faithful and loyal employee and act in a fiduciary manner with the EMPLOYER in performing his duties in a professional and satisfactory manner as may be in the best interest of the EMPLOYER.

     (e) To refrain from engaging in other business enterprises either directly or indirectly during this Agreement without the express prior written approval of EMPLOYER.

                           ARTICLE II.
                    COMPENSATION AND BENEFITS

     The EMPLOYER shall pay to the EMPLOYEE an annual salary of One Hundred Forty-Four Thousand and 00/100 Dollars ($144,000) beginning June 1, 1997, One Hundred Eighty-Four Thousand and 00/100 Dollars ($184,000) beginning June 1, 1998 and Two Hundred Twenty-Four Thousand and 00/100 Dollars ($224,000) beginning
June
1, 1999, payable in accordance with normal payroll procedures.

The EMPLOYER shall provide health insurance (Family Coverage) to the EMPLOYEE upon its standard group policy of the EMPLOYER. The EMPLOYEE shall take such holiday leave and sick leave with pay as may be determined by the EMPLOYER'S Board. The EMPLOYEE shall receive three (3) weeks paid vacation each year of the
Agreement. The EMPLOYER shall provide EMPLOYEE $500,000 term life insurance during the term of this Agreement. The EMPLOYER shall pay EMPLOYEE $700 each month car allowance during the term of this Aqreement.

                           ARTICLE III.
                      RESTRICTIVE COVENANTS

     The EMPLOYEE further covenants and agrees that he will not, during the term of this employment nor for a period of two (2) years immediately following the termination of this employment (regardless of whether said termination is voluntary or involuntary) engage in the business of or be employed by a business entity in competition with the primary business of the EMPLOYER. For purposes of this Agreement, the primary business of the EMPLOYER is the operation and management of health care facilities. This restrictive covenant shall apply in a geographic area within twenty-five (25) miles of each city or cities in which the EMPLOYER does business or has done business during the term of this Agreement. This restrictive covenant is apolicable to employment or service directly or indirectly by the EMPLOYEE through consultation, advice or other indirect methods of competition. The EMPLOYEE is further restricted upon termination of this employment (voluntarily or involuntarily) from the employment of or offer of employment to any other employees of the Corporation or from engaging in business in partnership or joint ownership of another business entity with any other employee of the Corporation for a period of twelve (12) months after the termination either voluntarily or involuntarily of this Employment Agreement.

     The EMPLOYEE agrees that during the course of his employment, he will acquire information and knowledge respecting the confidential affairs of the EMPLOYER in various phases of its business. Accordingly, the EMPLOYEE agrees that he shall not, at any time, use for himself or disclose to any other person not employed by the Corporation, any such knowledge or information heretofore acquired or acquired during the term of this Agreement. He further agrees that all memorandums, notes, records, papers and other documents and all copies thereof relating to the Corporation's operation or business, some of which may be prepared by him, and all other objects associated therewith and in any way obtained by him, shall be the Corporation's property. This shall include, but is not limited to, documents and objects, concerning any process, system, approach, technique, consultation or advice to clients, business techniques and other trade secrets. At the conclusion of this Agreement, whether voluntarily or involuntarily, the EMPLOYEE shall deliver all such documents and objects that may be in his possession to the Corporation, at the Corporation's request, together with his written certification of compliance.

     The parties further agree that should the EMPLOYEE violate the terms of this restrictive covenant, that the EMPLOYER shall be entitled to not only monetary damages as may be assessed by a Court of competent jurisdiction, but in addition, extraordinary injunctive relief to prohibit perpetually violation of these restrictive covenants.

                           ARTICLE IV.
                          MISCELLANEOUS

     This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia. Should any particular provision or paragraph or article of this Agreement be determined by a Court of competent jurisdiction to be illegal, then the remaining provisions shall be severable and legally binding.

     This Agreement shall inure to and be binding upon the Executors, Administrators, and personal representatives of the EMPLOYEE and the EMPLOYER'S assigns or successors in interest. Should it become necessary to enforce any of the terms, provisions or obligations in this Agreement, the guilty party shall pay the other parties' reasonable attorney fees incurred as a result of any action for the enforcement of all rights, duties and obligations contained herein.

IN WITNESS WHEREOF, the parties have executed this Agreement on this 17 day of June 1997.

EMPLOYER:

NEWCARE HEALTH CORPORATION

By:  /s/ Chris Brogdon
Its:     President

EMPLOYEE:

/s/ James H. Sanregret
JAMES H. SANREGRET